Exhibit 99.1

Press Release

Penske Automotive Group, Inc.

2555 Telegraph Road

Bloomfield Hills. MI 48302-0954

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE ANNOUNCES RECORD PRELIMINARY

SECOND QUARTER 2021 RESULTS

Earnings Before Taxes Expected To Be More Than $450 Million

Earnings Before Taxes, Income From Continuing Operations and Earnings Per Share Expected To Increase By More than 600%

Schedules Second Quarter 2021 Earnings Call for July 28, 2021

BLOOMFIELD HILLS, MI, July 15, 2021 -- Penske Automotive Group, Inc. (NYSE: PAG), a diversified international transportation services company and one of the world’s premier automotive and commercial truck retailers, today announced preliminary estimates of its financial results for the three months ended June 30, 2021. Penske Automotive Group expects to report earnings before taxes of more than $450 million, income from continuing operations of more than $325 million and related earnings per share of more than $4.00, each representing an increase of more than 600% when compared to the three months ended June 30, 2020. These results include a net charge of approximately $13 million ($0.16 per share) relating to the previously completed refinancing of the company’s $500 million 5.50% senior subordinated notes due 2026 with $500 million 3.75% senior subordinated notes due 2029. Additionally, when compared to the three months ended June 30, 2019, earnings before taxes, income from continuing operations and related earnings per share is expected to increase by more than 175%.

Penske Automotive Group CEO and Chair said, “Our business produced a record second quarter driven by strength across all areas of our business. Strong volume and vehicle margins, a reopening of the U.K. market, a growing Class 8 commercial truck market, record performance at Penske Transportation Solutions and continuing cost controls all contributed to the record performance.” Penske continued, “Despite the ongoing disruption to new vehicle supply, our performance in the quarter demonstrates the strength of the auto and commercial truck retail model and the benefit from our diversification.”

The foregoing estimated results are based on preliminary information as of this date and are subject to change following completion of the quarter-end review process and other developments arising between now and the time financial results are finalized. In addition, these preliminary unaudited results are not comprehensive financial results for the three months ending June 30, 2021, should not be viewed as a substitute for complete GAAP financial statements or more comprehensive financial information, and are not indicative of the results for any future period.

Penske Automotive Group also announced that it will host its second quarter 2021 financial results conference call as follows:

WHEN:Wednesday, July 28, 2021

TIME:2:00 p.m. (Eastern Daylight Time)

PHONE:United States, please call (866) 996-5381

International, please call (602) 585-9891

Conference ID: 9670988

Note: Callers should dial in 5-10 minutes before the call begins.

The call will follow the release that morning of second quarter 2021 earnings for Penske Automotive Group and will be simultaneously broadcast over the Internet. This simultaneous webcast may be accessed through the Investors section on the Penske Automotive Group website at www.penskeautomotive.com.

If you are unable to participate, a replay of the conference call will be available until Wednesday, August 4, 2021. To listen to the replay, please dial:

United States, please call (855) 859-2056

International, please call (404) 537-3406

Conference ID: 9670988

A rebroadcast of the conference call will also be available on www.penskeautomotive.com beginning approximately one hour after completion of the live broadcast.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is a diversified international transportation services company and one of the world’s premier automotive and commercial truck retailers. PAG operates dealerships principally in the United States, the United Kingdom, Germany and Italy and is the largest retailer of commercial trucks in North America for Freightliner. PAG also distributes and retails commercial vehicles, diesel and gas engines, power systems and related parts and services principally in Australia and New Zealand. Additionally, PAG owns 28.9% of Penske Transportation Solutions, a business that manages a fleet of over 330,000 vehicles providing innovative transportation, supply chain and technology solutions to North American fleets. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s financial performance. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others:, the duration, severity and resolution of the COVID-19 pandemic, government mandated restrictions on our business in light of COVID-19 or otherwise, economic conditions generally, conditions in the credit markets, changes in interest rates and foreign currency exchange rates, changes in tariff rates, new rules in place after the recent Brexit accord between the European Union and the U.K. could slow parts originating in the U.K. or Europe for distribution to our dealerships, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to limited vehicle availability due to the COVID-19 pandemic, the shortage of automotive semiconductor chips or other components, natural disasters, recall or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group’s business, markets, conditions, and other uncertainties, which could affect Penske Automotive Group’s future performance. These risks and uncertainties are addressed in Penske Automotive Group’s Form 10-K for the year ended December 31, 2020, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

Inquiries should contact:

Shelley Hulgrave	Anthony R. Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2812	248-648-2540
shulgrave@penskeautomotive.com	tpordon@penskeautomotive.com

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